News	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone (918) 493-7700, Fax (918) 493-7714

Contact:	Michael D. Earl
Vice President, Investor Relations
(918) 493-7700 www.unitcorp.com

For Immediate Release…
May 8, 2014

UNIT CORPORATION REPORTS 2014 FIRST QUARTER RESULTS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) today reported its financial and operational results for the first quarter 2014.

Larry Pinkston, Unit’s Chief Executive Officer and President, stated “For the quarter, Unit reported net income of $56.9 million, or $1.17 per diluted share and adjusted net income of $62.8 million or $1.29 per diluted share (see Non-GAAP Financial Measures below). We continue to make progress on our key initiatives within each business segment.”

“For the oil and natural gas segment, production for the quarter increased 5% over the first quarter of 2013 with oil and natural gas liquids (NGLs) production increasing from 40% to 45% of total equivalent production. Compared to the fourth quarter of 2013, production decreased 4%, or 1,745 barrels of oil equivalent (Boe) per day. The decrease was due primarily to weather related factors. The combination of weather related issues and mechanical issues reduced anticipated 2014 production by approximately 2.2 billion cubic feet equivalent (Bcfe), representing approximately 2% of our original production guidance for 2014. Fortunately, the weather related issues appear to be behind us and the mechanical issues are mostly resolved. Going forward we plan to accelerate our development operations in the Granite Wash and our SOHOT (Southern Oklahoma Hoxbar Oil Trend) emerging play while slowing our drilling schedule in the Mississippian play. Our original capital budget of $718 million for this segment remains unchanged. We remain confident in our prospect inventory and our ability to continue to provide solid growth in production throughout the balance of 2014 and beyond.”

“Rig utilization in our contract drilling segment improved through the first quarter. Average utilization increased 4% to 68 drilling rigs working compared to 65 drilling rigs working in the fourth quarter of 2013. The improvement is continuing into the second quarter. We sold four idle 3,000 horsepower drilling rigs to an international contractor during the quarter. Our first BOSS drilling rig was placed into service in late March bringing our total rig fleet to 118 drilling rigs. We have contracts for three additional BOSS drilling rigs. Those drilling rigs are currently being built and scheduled to go into service in the second and third quarters of this year.”

“Our midstream segment continues to benefit from our previous capital investments in several of its projects including the Bellmon facility in the Mississippian play in Oklahoma and the Pittsburgh Mills facility in the Appalachian area. Operating profit for the quarter benefited from strong NGLs pricing, particularly propane, and we are now operating in full ethane recovery mode at all of our processing facilities. Our goal is to position this segment for sustainable growth with less exposure to commodity price volatility. As appropriate, we continue to restructure expiring commodity price based contracts to fee based contracts.”

Notable items for the quarter include:

•	Adjusted non-GAAP net income of $62.8 million, or $1.29 per diluted share (see Non-GAAP Financial Measures below).

•	Total production of 4.2 million barrels of oil equivalent (MMBoe), a 5% increase over the first quarter of 2013.

•	The first BOSS drilling rig went into service, with three additional BOSS drilling rigs under construction.

•	Average drilling rig utilization increased 4% over the prior quarter.

•	Mid-stream segment’s liquids sold volumes per day increased by 69% over the first quarter of 2013.

Net income for the quarter was $56.9 million, or $1.17 per diluted share, compared to $40.2 million, or $0.83 per diluted share, for the first quarter of 2013. Adjusted net income, which excludes the effect of non-cash commodity derivatives, was $62.8 million, or $1.29 per diluted share (see Non-GAAP Financial Measures below). Total revenues were $388.0 million (49% oil and natural gas, 27% contract drilling, and 24% mid-stream), compared to $318.5 million (48% oil and natural gas, 34% contract drilling, and 18% mid-stream) for the first quarter of 2013.

OIL AND NATURAL GAS SEGMENT INFORMATION
Total equivalent production for the quarter was 46,500 Boe per day, an increase of 5% over the first quarter of 2013 and a decrease of 4% from the fourth quarter of 2013. Liquids (oil and NGLs) production represented 45% of total equivalent production for the quarter. Liquids production has increased 155% since the first quarter of 2009. Oil production for the quarter was 9,000 barrels per day, an increase of 2% over the first quarter of 2013 and a decrease of 7% from the fourth quarter of 2013. NGLs production for the quarter was 11,800 barrels per day, an increase of 32% over the first quarter of 2013 and a decrease of 6% from the fourth quarter of 2013. Natural gas production for the quarter was 153,900 Mcf per day, a decrease of 3% from the first quarter of 2013 and a decrease of 1% from the fourth quarter of 2013.

Unit’s average realized per barrel equivalent price for the quarter was $41.84, an increase of 10% and 9% over the first quarter of 2013 and the fourth quarter of 2013, respectively. Unit’s average natural gas price for the quarter was $4.24 per thousand cubic feet (Mcf), an increase of 28% and 32% over the first quarter of 2013 and the fourth quarter of 2013, respectively. Unit’s average oil price for the quarter was $91.53 per barrel, a decrease of 4% and 3% from the first quarter of 2013 and the fourth quarter of 2013, respectively. Unit’s average NGLs price for the quarter was $39.56 per barrel, an increase of 13% and 17% over the first quarter of 2013 and the fourth quarter of 2013, respectively. All prices in this paragraph include the effects of derivatives.

For 2014, Unit has derivative contracts for 7,250 Bbls per day of oil production and 90,000 MMBtu per day of natural gas production.  The contracts for oil production are swap contracts for 3,250 Bbls per day and collars for 4,000 Bbls per day.  The swap transactions were done at a comparable average NYMEX price of $92.35.  The collar transactions were done at a comparable average NYMEX floor price of $90.00 and ceiling price of $96.08.  The contracts for natural gas production are swaps for 80,000 MMBtu per day and a collar for 10,000 MMBtu per day.  The swap transactions were done at a comparable average NYMEX price of $4.24.  The collar transaction was done at a comparable average NYMEX floor price of $3.75 and ceiling price of $4.37.

The following table illustrates Unit’s production and realized prices for the periods indicated:

	1st Qtr 14	4th Qtr 13	3rd Qtr 13	2nd Qtr 13	1st Qtr 13	4th Qtr 12	3rd Qtr 12	2nd Qtr 12	1st Qtr 12
Oil and NGL Production, MBbl	1,875.2	2,046.7	1,832.9	1,794.1	1,600.6	1,694.1	1,545.8	1,460.2	1,375.2
Natural Gas Production, Bcf	13.9	14.3	14.3	13.9	14.2	14.5	11.7	11.3	11.4
Production, MBoe	4,184	4,438	4,217	4,109	3,971	4,115	3,498	3,341	3,275
Production, MBoe/day	46.5	48.2	45.8	45.2	44.1	44.7	38.0	36.7	36.0
Realized Price, Boe (1)	$41.84	$38.24	$35.77	$39.10	$37.99	$39.56	$37.99	$38.49	$40.51
(1) Realized price includes oil, natural gas liquids, natural gas and associated derivatives.

During the quarter, Unit experienced two factors that contributed to the estimated production loss of approximately 2.2 Bcfe. The first was weather. Well freeze offs and operational delays caused by inclement weather, primarily in the company’s Mid-Continent plays, resulted in a reduction in production from the impacted wells. Second, Unit incurred mechanical issues on nine separate wells primarily within its Granite Wash play. These problems involved either liner issues in the horizontal component of the wells or casing leaks just above the liner top packer. As a result, the wells required remediation work before they could be completed. To date, six of the nine wells have been repaired. Work is continuing on the remaining three wells. Although the company believes it will successfully repair all nine wells, the flow rate from five of the nine wells may experience reduced rates as a result of these problems. On average, first production from these nine wells has been delayed approximately three months as compared to their initial forecasted production date. Going forward, Unit has modified its casing and liner program which should eliminate any further problems. In response to these production delays, Unit plans to accelerate its drilling program in both the Granite Wash and its new emerging play (SOHOT, discussed below) in an effort to make up part of the incurred production losses; however, the company forecasts that its first production resulting from these increased drilling efforts will not occur until mid-to-late third quarter primarily due to the production timing of pad drilling. As a result, Unit is reducing its current 2014 production guidance to 13% - 15%. The capital required for the increased drilling in the Granite Wash and SOHOT will be reallocated from its Mississippian play (as discussed below).

Unit’s newest core play, SOHOT, is an emerging play located in southwest Grady County. The Hoxbar is a Pennsylvanian sand/shale sequence that is approximately 2,000’ thick that contains four to six potentially productive stacked sand benches. Unit recently completed horizontal wells in two of the Hoxbar sand benches, indicating the discovery of an oil zone (Marchand) and a natural gas zone (Medrano) at true vertical depths of approximately 11,000’ and 9,800’ respectively. The completed well cost for the Marchand with a 4,300’ lateral is approximately $7.0 million. The estimated ultimate reserves (EUR) are projected at 300 MBoe to 500 MBoe for this well, consisting of approximately 85% to 90% oil. The Medrano completed well cost with a 4,200’ lateral is approximately $4.2 million with an EUR of 3.0 to 4.5 Bcfe, consisting of an average of approximately 30% liquids. In its current focus area in southwest Grady County, Unit has 50,560 gross acres and 12,810 net acres. The company has one rig drilling in the play and plans to add two additional rigs in June for a total of three rigs running during the second half of 2014. The 2014 capital drilling budget in this area has been increased approximately 49% to $82 million.

In the Granite Wash (GW) play, all nine wells in the initial horizontal program in the Buffalo Wallow field have been successfully completed. Unit will move one drilling rig back into the Buffalo Wallow field in late May. Unit will add an additional rig in the GW play in July. After adding these two drilling rigs, there will be a total of six drilling rigs running in the GW with expectations to maintain that pace through the rest of the year.

The Wilcox play, located in southeast Texas, achieved its fifth consecutive quarter of production growth with production up 32% for the first quarter 2014 compared to the first quarter 2013. The Gilly field continues to be a first class Basal Wilcox field discovery with excellent results obtained from four recent well recompletions. For 2014, the company plans to run two rigs supplemented by a strategic recompletion program throughout the Wilcox play area.

In the Marmaton horizontal oil play, three horizontally stacked lateral wells have recently been drilled targeting both the Upper and Lower Marmaton benches in the same wellbore. The production from these wells will be evaluated to determine the feasibility of drilling a greater portion of our Marmaton well program with this design. Currently, Unit anticipates maintaining the two drilling rig program in the play.

In the Mississippian play, located in south central Kansas, the current drilling program is being modified to reduce from two drilling rigs to one drilling rig while Unit evaluates the well production results and explores the potential of shooting a 3-D seismic survey over a portion of its leasehold. Unit’s revised budgeted capital for this play is approximately $89 million, which is a reduction of approximately $48 million. The $48 million will be reallocated to the company’s GW and SOHOT plays.

CONTRACT DRILLING SEGMENT INFORMATION
The average number of drilling rigs used in the first quarter of 2014 was 67.9, an increase of 2% and 4% over the first quarter of 2013 and the fourth quarter of 2013, respectively. Per day drilling rig rates for the first quarter of 2014 averaged $19,615, relatively flat with the first quarter of 2013 and the fourth quarter of 2013. Average per day operating margin for the first quarter of 2014 was $7,870 (before elimination of intercompany drilling rig profit of $5.3 million). This compares to $7,534 (before elimination of intercompany drilling rig profit of $3.4 million) for the first quarter of 2013, an increase of 4%, or $336. As compared to the fourth quarter of 2013 ($8,132 before elimination of intercompany drilling rig profit of $5.7 million), first quarter 2014 operating margin decreased 3% or $262 (in each case regarding eliminating intercompany drilling rig profit see Non-GAAP Financial Measures below). For the fourth quarter of 2013 average operating margins included early termination fees of approximately $161 per day from the cancellation of certain long-term contracts.

Larry Pinkston said: “Drilling rig demand continued at a steady increase during the first quarter of 2014. Almost all of our drilling rigs working today are drilling for oil or NGLs. With the sale of the four idle 3,000 horsepower drilling rigs and adding our first BOSS drilling rig, our drilling fleet currently totals 118 drilling rigs. Of the 118 drilling rigs, we currently have 73 under contract. Long-term contracts (contracts with original terms ranging from six months to two years in length) are in place for 30 of the 73 drilling rigs. Of the 30 long term contracts, one is up for renewal during the second quarter, nine in the third quarter, eight in the fourth quarter, and 12 are up for renewal in 2015. We are currently building three additional BOSS rigs. All three are contracted to third party operators and are anticipated to be placed into service in the second and third quarters of 2014.”

The following table illustrates Unit’s drilling segment drilling rig count at the end of each period and average utilization rate during the period:

	1st Qtr 14	4th Qtr 13	3rd Qtr 13	2nd Qtr 13	1st Qtr 13	4th Qtr 12	3rd Qtr 12	2nd Qtr 12	1st Qtr 12
Drilling Rigs	118	121	124	126	127	127	127	128	127
Utilization	57%	53%	51%	51%	52%	50%	58%	60%	64%

MID-STREAM SEGMENT INFORMATION
First quarter per day liquids sold were 712,225 gallons, an increase of 69% over the first quarter of 2013. Per day gas gathered and processed volumes increased 11% and 16%, respectively, as compared to the first quarter of 2013. Compared to the fourth quarter of 2013, gathered volumes per day decreased 3%, while liquids sold volumes per day and processed volumes per day increased 9% and 1%, respectively. Operating profit (as defined in the Selected Financial and Operational Highlights) for the quarter was $12.2 million, an increase of 53% over the first quarter of 2013 and relatively flat compared to the fourth quarter of 2013.

The following table illustrates certain results from this segment’s operations for the periods indicated:

	1st Qtr 14	4th Qtr 13	3rd Qtr 13	2nd Qtr 13	1st Qtr 13	4th Qtr 12	3rd Qtr 12	2nd Qtr 12	1st Qtr 12
Gas gathered Mcf/day	304,083	312,254	326,474	326,039	272,831	279,990	241,271	262,269	217,404
Gas processed Mcf/day	150,042	149,069	145,020	138,130	129,857	131,570	134,907	144,257	125,231
Liquids sold Gallons/day	712,225	656,415	586,446	508,189	420,291	441,973	576,889	629,350	522,829

Larry Pinkston said: “During the quarter, we continued to see improvement in NGLs pricing primarily associated with propane price increases due to seasonal demand and shortages of supply. In order to maximize our propane recovery, we began recovering all liquids. We operated in full ethane recovery mode at all of our processing systems during the quarter which resulted in a significant increase in liquids sold volumes. As a result of prior capital investment, we have positioned the segment for growth with limited incremental capital investment required to more efficiently utilize our system capacity. During the quarter, we connected 46 new wells as compared to 31 wells in the fourth quarter of 2013. These activities resulted in achieving new records for gas processed volumes at three of our Central Oklahoma processing plants. We believe this speaks positively to the activity levels in the plays in which we have made investments.”

FINANCIAL INFORMATION
Unit ended the quarter with long-term debt of $645.8 million (comprising senior subordinated notes), and a debt to capitalization ratio of 22%. Unit currently has no borrowings under its credit agreement. Under the credit agreement, the amount Unit could borrow is the lesser of the amount it elects as the commitment amount (currently $500 million) or the value of its borrowing base as determined by the lenders (currently $900 million), but in either event not to exceed $900 million.

WEBCAST
Unit will webcast its first quarter conference call live over the Internet on May 8, 2014 at 10:00 a.m. Central Time (11:00 a.m. Eastern). To listen to the live call, please go to http://www.unitcorp.com/investor/calendar.htm at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for 90 days.

_____________________________________________________

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

FORWARD-LOOKING STATEMENT
This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the company expects or anticipates will or may occur in the future are forward-looking statements. Several risks and uncertainties could cause actual results to differ materially from these statements, including the productive capabilities of the company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected growth of the company’s oil and natural gas production, oil and gas reserve information, and its ability to meet its future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the company’s oil and natural gas segment, development, operational, implementation and opportunity risks, possible delays caused by limited availability of third party services needed in its operations, unexpected delays or operational issues associated with the company’s new drilling rig design, possibility of future growth opportunities, and other factors described from time to time in the company’s publicly available SEC reports. The company assumes no obligation to update publicly such forward-looking statements, whether because of new information, future events or otherwise.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended
	March 31,
	2014	2013
Statement of Income:
Revenues:
Oil and natural gas	$188,207	$153,609
Contract drilling	106,600	107,528
Gas gathering and processing	93,181	57,395
Total revenues	387,988	318,532

Expenses:
Oil and natural gas:
Operating costs	40,415	43,038
Depreciation, depletion, and amortization	59,680	51,983
Contract drilling:
Operating costs	63,804	66,002
Depreciation	18,395	17,260
Gas gathering and processing:
Operating costs	80,960	49,410
Depreciation and amortization	9,591	7,156
General and administrative	9,637	8,673
(Gain) loss on disposition of assets	(9,426)	84
Total expenses	273,056	243,606
Income from operations	114,932	74,926

Other income (expense):
Interest, net	(3,790)	(3,561)
Loss on derivatives not designated as hedges and hedge ineffectiveness, net	(18,366)	(5,924)
Other	120	(66)
Total other income (expense)	(22,036)	(9,551)

Income before income taxes	92,896	65,375
Income tax expense:
Current	9,795	2,517
Deferred	26,156	22,652
Total income taxes	35,951	25,169
Net income	$56,945	$40,206

Net income per common share:
Basic	$1.17	$0.84
Diluted	$1.17	$0.83

Weighted average shares outstanding:
Basic	48,493	48,117
Diluted	48,872	48,412

	March 31,	December 31,
	2014	2013
Balance Sheet Data:
Current assets	$223,263	$212,031
Total assets	$4,116,836	$4,022,390
Current liabilities	$263,237	$243,573
Long-term debt	$645,809	$645,696
Other long-term liabilities	$145,454	$158,331
Deferred income taxes	$827,554	$801,398
Shareholders’ equity	$2,234,782	$2,173,392

	Three Months Ended March 31,
	2014	2013
Statement of Cash Flows Data:
Cash flow from operations before changes in operating assets and liabilities (1)	$178,224	$153,314
Net change in operating assets and liabilities	(54,764)	26,346
Net cash provided by operating activities	$123,460	$179,660
Net cash used in investing activities	$(160,518)	$(191,471)
Net cash provided by financing activities	$19,517	$11,990

	Three Months Ended
	March 31,
	2014	2013
Oil and Natural Gas Operations Data:
Production:
Oil – MBbls	810	797
Natural gas liquids - MBbls	1,065	804
Natural gas - MMcf	13,854	14,220
Average Prices:
Oil price per barrel received	$91.53	$95.23
Oil price per barrel received, excluding derivatives	$95.05	$91.94
NGLs price per barrel received	$39.56	$34.99
NGLs price per barrel received, excluding derivatives	$39.56	$34.99
Natural gas price per Mcf received	$4.24	$3.30
Natural gas price per Mcf received, excluding derivatives	$4.68	$3.14
Operating profit before depreciation, depletion, and amortization (2) ($MM)	$147.8	$110.6

Contract Drilling Operations Data:
Rigs utilized	67.9	66.3
Operating margins (2)	40%	39%
Operating profit before depreciation (2) ($MM)	$42.8	$41.5

Mid-Stream Operations Data:
Gas gathering - Mcf/day	304,083	272,831
Gas processing - Mcf/day	150,042	129,857
Liquids sold – gallons/day	712,225	420,291
Operating profit before depreciation and amortization (2) ($MM)	$12.2	$8.0
(1) The company considers its cash flow from operations before changes in operating assets and liabilities an important measure in meeting the performance goals of the company (see Non-GAAP Financial Measures below).
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses excluding depreciation, depletion, amortization, general and administrative, and gain (loss) on disposition of assets. Operating margins are calculated by dividing operating profit by segment revenue.

Non-GAAP Financial Measures

Unit Corporation reports its financial results in accordance with generally accepted accounting principles (“GAAP”). The Company believes certain non-GAAP performance measures provide users of its financial information and its management additional meaningful information to evaluate the performance of the company.

This press release includes cash flow from operations before changes in operating assets and liabilities, its drilling segment’s average daily operating margin before elimination of intercompany drilling rig profit, net income, and earnings per share including only the effect of the cash settled commodity derivatives.

Below is a reconciliation of GAAP financial measures to non-GAAP financial measures for the three months ended March 31, 2014 and 2013. Non-GAAP financial measures should not be considered by themselves or a substitute for results reported in accordance with GAAP.

Unit Corporation
Reconciliation of Cash Flow From Operations Before Changes in Operating Assets and Liabilities

	Three Months Ended
	March 31,
	2014	2013
	(In thousands)
Net cash provided by operating activities	$123,460	$179,660
Net change in operating assets and liabilities	54,764	(26,346)
Cash flow from operations before changes in operating assets and liabilities	$178,224	$153,314
 ________________

The Company has included the cash flow from operations before changes in operating assets and liabilities because:

•	It is an accepted financial indicator used by its management and companies in our industry to measure the company’s ability to generate cash which is used to internally fund its business activities.

•	It is used by investors and financial analysts to evaluate the performance of the company.

Unit Corporation
Reconciliation of Average Daily Operating Margin Before Elimination of Intercompany Rig Profit

	Three Months Ended
	December 31,	March 31,
	2013	2014	2013
	(In thousands except operating days and operating margins)
Contract drilling revenue	$101,598	$106,600	$107,528
Contract drilling operating cost	58,700	63,804	66,002
Operating profit from contract drilling	42,898	42,796	41,526
Add:
Elimination of intercompany rig profit	5,741	5,313	3,409
Operating profit from contract drilling before elimination of intercompany rig profit	48,639	48,109	44,935
Contract drilling operating days	5,981	6,113	5,964
Average daily operating margin before elimination of intercompany rig profit	$8,132	$7,870	$7,534
 ________________
The company has included the average daily operating margin before elimination of intercompany rig profit because:

•	Its management uses the measurement to evaluate the cash flow performance of its contract drilling segment and to evaluate the performance of contract drilling management.

•	It is used by investors and financial analysts to evaluate the performance of the company.

Unit Corporation
Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share

	Three Months Ended
	March 31,
	2014	2013
	(In thousands except earnings per share)
Adjusted net income:
Net income	$56,945	$40,206
Loss on derivatives not designated as hedges and hedge ineffectiveness (net of income tax)	11,258	3,644
Settlement during the period of matured derivative contracts (net of income tax)	(5,438)	639
Adjusted net income	$62,765	$44,489

Adjusted diluted earnings per share:
Diluted earnings per share	$1.17	$0.83
Diluted earnings per share from the loss on derivatives	0.23	0.08
Diluted earnings per share from the settlements of matured derivative contracts	(0.11)	0.01
Adjusted diluted earnings per share	$1.29	$0.92
 ________________

The Company has included the net income and diluted earnings per share excluding the impairment of oil and natural gas properties and including only the cash settled commodity derivatives because:

•	It uses the adjusted net income to evaluate the operational performance of the company.

•	The adjusted net income is more comparable to earnings estimates provided by securities analyst.